Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of The Procter & Gamble Company:

We have audited the combined balance sheets of The Folgers Coffee Company (the “Company”) as of June 30, 2008 and 2007, and the related combined statements of income, equity and cash flow for each of the three years in the period ended June 30, 2008. As discussed in Note 2, the combined financial statements have been carved-out from The Procter & Gamble Company’s consolidated financial statements to present the historical financial position, results of operations, and cash flows of The Procter & Gamble Company’s coffee business. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, the combined financial statements of the Company include allocations of certain general corporate overhead costs from The Procter & Gamble Company. These costs may not be reflective of the actual level of costs which would have been incurred had the Company operated as a separate entity apart from The Procter & Gamble Company.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

September 12, 2008

THE FOLGERS COFFEE COMPANY

COMBINED STATEMENTS OF INCOME

Years ended June 30, 2008, 2007 and 2006

(Dollars in millions)

	Year Ended June 30, 2008	Year Ended June 30, 2007	Year Ended June 30, 2006
NET SALES	$1,754.2	$1,643.8	$1,497.3
Cost of products sold	1,164.0	1,025.5	951.4

GROSS MARGIN	590.2	618.3	545.9

Selling, general and administrative expense	231.6	241.7	288.4
Goodwill impairment	—	57.9	—

OPERATING INCOME	358.6	318.7	257.5
Interest expense	0.8	1.7	1.8

EARNINGS BEFORE INCOME TAXES	357.8	317.0	255.7
Income taxes	130.8	134.3	94.9

NET INCOME	$227.0	$182.7	$160.8

See notes to combined financial statements.

THE FOLGERS COFFEE COMPANY

COMBINED BALANCE SHEETS

June 30, 2008 and 2007

(Dollars in millions)

	June 30, 2008	June 30, 2007
ASSETS
CURRENT ASSETS:
Restricted cash	$17.4	$17.2
Accounts receivable, net	90.2	95.4
Inventories
Material and supplies	69.2	50.3
Work in progress	19.4	14.2
Finished goods	73.3	59.3

Total inventories	161.9	123.8
Deferred income taxes	4.7	8.3
Prepaid and other current assets	16.5	11.0

Total current assets	290.7	255.7

PROPERTY, PLANT AND EQUIPMENT:
Buildings	93.1	93.1
Machinery and equipment	584.3	583.2
Land	4.3	4.3

	681.7	680.6
Accumulated depreciation	(369.0)	(347.8)

NET PROPERTY, PLANT AND EQUIPMENT	312.7	332.8
GOODWILL	4.2	4.2
OTHER NONCURRENT ASSETS	21.4	25.4

Total assets	$629.0	$618.1

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$29.3	$39.0
Accrued expenses and other liabilities	48.1	69.9
Debt due within one year	1.0	8.1

Total current liabilities	78.4	117.0
LONG-TERM DEBT	6.8	6.7
DEFERRED INCOME TAXES	40.2	40.6
TAX CONTINGENCIES	28.7	—

Total liabilities	154.1	164.3

EQUITY:
Divisional equity	469.4	454.0
Accumulated other comprehensive income	5.5	(0.2)

Total equity	474.9	453.8

Total liabilities and equity	$629.0	$618.1

See notes to combined financial statements.

THE FOLGERS COFFEE COMPANY

COMBINED STATEMENTS OF EQUITY

Years ended June 30, 2008, 2007 and 2006

(Dollars in millions)

	Divisional Equity Excluding Accumulated Other Comprehensive Income	Accumulated Other Comprehensive Income	Total Equity
BALANCE AT JUNE 30, 2005	$457.7	$16.2	$473.9
Cash distribution to P&G, net	(143.4)	—	(143.4)
Net income	160.8	—	160.8
Hedging activity	—	(19.7)	(19.7)

BALANCE AT JUNE 30, 2006	475.1	(3.5)	471.6
Cash distribution to P&G, net	(203.8)	—	(203.8)
Net income	182.7	—	182.7
Hedging activity	—	3.3	3.3

BALANCE AT JUNE 30, 2007	454.0	(0.2)	453.8
Cash distribution to P&G, net	(211.6)	—	(211.6)
Net income	227.0	—	227.0
Hedging activity	—	5.7	5.7

BALANCE AT JUNE 30, 2008	$469.4	$5.5	$474.9

Note:	Accumulated other comprehensive income is recorded net of tax of $3.2, $0.1 and $2.1 for fiscal 2008, fiscal 2007 and fiscal 2006, respectively.

See notes to combined financial statements.

THE FOLGERS COFFEE COMPANY

COMBINED STATEMENTS OF CASH FLOW

Years ended June 30, 2008, 2007 and 2006

(Dollars in millions)

	Year Ended June 30, 2008	Year Ended June 30, 2007	Year Ended June 30, 2006
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	$—	$—	$—
OPERATING ACTIVITIES:
Net income	227.0	182.7	160.8
Depreciation and amortization	31.4	31.5	42.0
Change in deferred income taxes	(0.2)	3.6	(5.9)
Change in accounts receivable	5.2	(7.3)	(7.9)
Change in inventories	(38.1)	(5.2)	11.9
Change in other assets	7.5	4.7	(17.8)
Change in accounts payable	(9.6)	(2.6)	8.8
Change in accrued liabilities	(21.8)	(16.8)	(9.2)
Change in tax contingencies	28.7	—	—
Goodwill impairment	—	57.9	—

TOTAL OPERATING ACTIVITIES	230.1	248.5	182.7

INVESTING ACTIVITIES:
Capital expenditures	(23.2)	(42.4)	(42.7)
Capital retirements	4.9	4.0	2.5
Change in restricted cash	(0.2)	(6.3)	0.9

TOTAL INVESTING ACTIVITIES	(18.5)	(44.7)	(39.3)

FINANCING ACTIVITIES:
Distributions to P&G, net	(211.6)	(203.8)	(143.4)

TOTAL FINANCING ACTIVITIES	(211.6)	(203.8)	(143.4)

CHANGE IN CASH AND CASH EQUIVALENTS	—	—	—

CASH AND CASH EQUIVALENTS, END OF YEAR	$—	$—	$—

SUPPLEMENTAL DISCLOSURE:
Assets acquired through non-cash capital leases	$1.2	$7.8	$7.0
Interest paid associated with capital leases	0.8	1.7	1.8
Taxes paid (considered remitted to P&G in the period recorded)	130.8	134.3	94.9

See notes to combined financial statements.

THE FOLGERS COFFEE COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS

Fiscal years ended June 30, 2008, 2007 and 2006

(Dollars in millions, except as otherwise specified)

Note 1. Nature of Operations

The Folgers Coffee Company (“Folgers”) is a wholly owned subsidiary of The Procter and Gamble Company (“P&G”). Folgers does not currently have any assets or liabilities and does not have any operations.

Folgers primarily engages in sourcing, blending and roasting green coffee beans and packaging, marketing and distributing quality branded coffee products, including roast and ground and single serve coffee products.

Note 2. Basis of Presentation

The Folgers combined financial statements reflect the historical financial position, results of operations and cash flow of the business to be transferred to Folgers by P&G as if the transfer had occurred prior to the periods presented. Prior to the separation, P&G has not accounted for Folgers as, and Folgers was not operated as, a stand-alone public company for the periods presented. Folgers’ historical financial statements have been “carved out” from P&G’s consolidated financial statements and reflect assumptions and allocations made by P&G. The combined financial statements do not fully reflect what Folgers’ financial position, results of operations and cash flow would have been had Folgers been a stand-alone public company during the periods presented. As a result, historical financial information is not necessarily indicative of what Folgers’ results of operations, financial position and cash flow will be in the future.

Folgers’ historical combined financial statements were prepared using P&G’s historical basis in the assets and liabilities of the Folgers business. Folgers’ historical combined financial statements include all revenues, costs, assets and liabilities directly attributable to the Folgers business. In addition, certain expenses reflected in the combined financial statements include allocations of corporate expenses from P&G, which in the opinion of management are reasonable (see further discussion in Note 4). All such costs and expenses have been deemed to have been paid by Folgers to P&G in the period in which the costs were recorded. Allocations of current income taxes are deemed to have been remitted, in cash, by or to P&G in the period the related income taxes were recorded. Amounts due to or from P&G have been classified within divisional equity.

The combined financial statements include Folgers and its subsidiaries. Intercompany transactions are eliminated. See Note 14 regarding separation of the coffee business.

Note 3. Significant Accounting Policies

Use of Estimates

Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. These estimates and assumptions are based on management’s best knowledge of current events and actions that Folgers may undertake in the future. Estimates are used in accounting for, among other items, consumer and trade promotion accruals, useful lives for property, plant and equipment and in-store equipment, future cash flow associated with goodwill and long-lived asset impairment testing, allocated pension/other post employment benefit costs, stock compensation, deferred tax assets and liabilities, potential income tax assessments and contingencies. Actual results may differ from these estimates and assumptions.

Revenue Recognition

Sales are recognized when revenue is realized or realizable and has been earned. The revenue recorded includes shipping and handling costs, which generally are included in the invoice price to the customer. Folgers’ policy is to recognize revenue when title to the product, ownership and risk of loss are transferred to the customer, which can either be on the date of shipment or the date of receipt by the customer. A provision for payment discounts and product return allowances is recorded as a reduction of sales in the same period that the revenue is recognized. Trade promotions, consisting primarily of customer pricing allowances, merchandising funds and consumer coupons, are offered through various programs to customers and consumers. Sales are recorded net of trade promotion spending, which is recognized as incurred, generally at the time of the sale. Most of these arrangements have terms of approximately one year. Accruals for expected payments under these programs are included as accrued marketing and promotion expense in the accrued expenses and other liabilities line item in the combined balance sheets.

Costs of Products Sold

Cost of products sold is primarily comprised of direct materials and supplies consumed in the production of product, as well as production labor, depreciation expense and direct overhead expense necessary to acquire and convert the purchased materials and supplies into finished product. Cost of products sold also includes the cost to distribute products to customers, inbound freight costs, internal transfer costs, warehousing costs and other shipping and handling activity.

Selling, General and Administrative

Selling, general and administrative (SG&A) expense is primarily comprised of marketing expenses, selling expenses, research and development costs, administrative and other indirect overhead costs, depreciation expense on non-production assets and other miscellaneous operating items.

Research and development costs are expensed as incurred and were $15.4 in fiscal 2008, $13.7 in fiscal 2007 and $16.6 in fiscal 2006. Advertising costs, expensed as incurred, include television, print, radio, interactive, print media, Internet and in-store advertising expenses and were $82.2 in fiscal 2008, $87.5 in fiscal 2007 and $77.0 in fiscal 2006. Non-advertising related components of Folgers’ total marketing spending include (a) costs associated with consumer promotions, product sampling and sales aids, all of which are included in SG&A expense, and (b) coupons and customer trade funds, which are recorded as reductions to net sales.

Currency Translation

Financial positions and operating results of Canadian activities are measured using the local currency as the functional currency. The impact of foreign currency translation is not considered material.

Cash Flow Presentation

The statement of cash flow is prepared using the indirect method, which reconciles net earnings to cash flow from operating activities. These adjustments include the removal of timing differences between the occurrence of operating receipts and payments and their recognition in net income. The adjustments also remove cash flow from investing and financing activities, which are presented separately from operating activities. Cash flow from hedging activities is included in the same category as the items being hedged.

Cash and Restricted Cash

As described in Note 4, Folgers has historically participated in P&G’s cash management system; accordingly all cash derived from or required for Folgers’ operations is applied to or against divisional equity. Amounts reflected in restricted cash in the balance sheet represent funds held on deposit at financial institutions within margin accounts held as collateral related to futures contracts for the purchase of green coffee beans.

Accounts Receivable

Receivables are recognized net of payment discounts, product return allowances and uncollectable allowances. The allowance for doubtful accounts was $0.5 and $0.5 as of June 30, 2008 and 2007, respectively.

Inventory

Inventory is stated at lower of cost or market. The carrying value of certain coffee bean inventory is determined based on the last in, first out (LIFO) method while all other inventory is valued using the first in, first out (FIFO) method.

Property, Plant and Equipment

Property, plant and equipment is recorded at historical cost reduced by accumulated depreciation. Depreciation expense is recognized over the assets’ estimated useful lives using the straight-line method. Machinery and equipment includes office furniture and fixtures (15 year life), computer equipment and capitalized software (3 to 5 year lives) and manufacturing equipment (3 to 20 year lives). Buildings are depreciated over an estimated useful life of 40 years. Estimated useful lives are periodically reviewed and, when appropriate, changes are made prospectively. When certain events or changes in operating conditions occur, asset lives may be adjusted and an impairment assessment may be performed on the recoverability of the carrying amounts.

In-Store Equipment

In-store equipment is primarily comprised of grinders, coffee brewers, racks and bins installed at retail customers as well as coffee brewers installed at locations maintained by commercial customers. Balances are recorded at historical cost and classified within other noncurrent assets net of accumulated amortization. Amortization expense is generally recognized over an estimated useful life of 3 years using the straight-line method. Estimated useful lives are periodically reviewed and, when appropriate, changes are made prospectively. When certain events or changes in operating conditions occur, asset lives may be adjusted and an impairment assessment may be performed on the recoverability of the carrying amounts.

Goodwill

Goodwill balances, resulting from business combinations accounted for under the purchase method, are allocated to reporting units expected to derive the benefits of the acquisition. Goodwill is not amortized, but is evaluated annually for impairment or when indicators of a potential impairment are present. The annual evaluation for impairment of goodwill is based on valuation models that incorporate internal projections of expected future cash flow and operating plans.

Stock Based Compensation

Prior to separation, certain employees of Folgers participate in P&G’s various share based incentive plans under which stock options awards may be granted to certain executives and management. See Note 10.

Fair Values of Financial Instruments

Certain financial instruments are required to be recorded at fair value. The estimated fair values of such financial instruments (derivatives) have been determined using market information. Changes in assumptions or estimation methods could affect the fair value estimates. However, Folgers does not believe any such changes would have a material impact on its financial condition, results of operations or cash flow. The fair values of derivative instruments are disclosed in Note 9.

Hedging Activity

Hedging activities consist primarily of financial instruments utilized for hedging the price volatility of certain unpriced raw material contracts including green coffee beans. See Note 9 for further information.

New Accounting Pronouncements and Policies

Other than as described below, no new accounting pronouncement issued or effective during the fiscal year has had or is expected to have a material impact on the combined financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). This standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The standard, as amended, is effective for Folgers beginning July 1, 2008 for certain financial assets and liabilities and beginning July 1, 2009, for non-financial assets and liabilities recognized or disclosed at fair value on a non-recurring basis. Folgers believes that the adoption of SFAS 157 will not have a material impact on its financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” (SFAS 115). SFAS 159 gives the option to carry most financial assets and liabilities at fair value, with changes recognized in earnings. SFAS 159 is effective for Folgers beginning July 1, 2008, although early adoption was permitted. Folgers believes the adoption of SFAS 159 will not have a material impact on its financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS 141 (Revised), “Business Combinations” (SFAS 141R) and SFAS 160, “Noncontrolling Interests in Combined Financial Statements” (SFAS 160). SFAS 141R and SFAS 160 revise the method of accounting for a number of aspects of business combinations, including acquisition costs, contingencies (including contingent assets, contingent liabilities and contingent purchase price), the impacts of partial and step-acquisitions (including the valuation of net assets attributable to non-acquired minority interests), and post acquisition exit activities of acquired businesses. SFAS 141R and SFAS 160 will be effective for Folgers on July 1, 2009.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (SFAS 161). SFAS 161 amends and expands the disclosure requirements of SFAS No. 133 with the intent to provide users of financial statements with an enhanced understanding of 1) how and why an entity uses derivative instruments; 2) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and 3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for Folgers beginning July 1, 2009. Folgers is currently evaluating the provisions of SFAS 161 to determine the impact on its combined financial statements.

On July 1, 2007, Folgers adopted Financial Accounting Standards Board (“FASB”) Financial Interpretation Number (“FIN”) 48, “Accounting for Uncertainty in Income Taxes”. FIN 48 addresses the accounting and disclosure of uncertain tax positions. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The difference between the tax benefit recognized in the financial statements for a position in accordance with FIN 48 and the tax benefit claimed in the tax return is referred to as an unrecognized tax benefit.

Note 4. Related Party Transactions

These statements reflect allocated expenses associated with centralized P&G support functions including: legal, accounting, tax, treasury, internal audit, information technology, human resources and other services. The costs associated with these generally include all payroll and benefit costs as well as overhead costs related to the support functions. P&G also allocated costs to Folgers associated with office facilities, corporate insurance coverage and medical, pension, post-retirement and other health plan costs attributed to Folgers employees participating in P&G sponsored plans. Allocations are based on a number of utilization measures including headcount, square footage and proportionate effort. Where determinations based on utilization are impracticable, P&G uses other methods and criteria such as net sales that are believed to be reasonable estimates of costs attributable to Folgers. All such amounts have been deemed to have been paid by Folgers to P&G in the period in which the costs were recorded.

Central treasury activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt and interest rate management. All P&G funding to Folgers since inception has been accounted for as capital contributions from P&G and all cash remittances from Folgers to P&G have been accounted for as distributions to P&G. Accordingly, no debt or related interest charges from P&G are reflected in these combined financial statements. For all periods presented, Folgers had significant net positive cash flow, which has been accounted for as distributions to P&G.

Note 5. Inventory

Inventories determined by the LIFO inventory method totaled $51.6 and $41.1 at June 30, 2008 and June 30, 2007, respectively. If the FIFO inventory method, which approximates replacement cost, had been used for these inventories, they would have been $78.4 and $52.0 higher at June 30, 2008 and June 30, 2007, respectively. LIFO liquidations did not have a material impact on cost of products sold in the fiscal years ended June 30, 2008, 2007 and 2006.

Note 6. Goodwill

	Fiscal 2008	Fiscal 2007
Retail, beginning of year	$4.2	$4.2
Impairment charges	—	—

End of year	4.2	4.2

Millstone, beginning of year	—	57.9
Impairment charges	—	(57.9)

End of year	—	—

Combined Folgers goodwill, beginning of year	4.2	62.1
Impairment charges	—	(57.9)

End of year	$4.2	$4.2

Folgers recognized a goodwill impairment charge of $57.9 during fiscal 2007 in its Millstone segment. In December 2006, Millstone’s contract with Safeway for Safeway Select private label packaged coffee was not renewed. Coffee shipments under this contract ended in July 2007. The loss of these sales combined with continued competitive pressures in the gourmet coffee market and on-going increased operating costs resulting from Hurricane Katrina resulted in expected negative cash flow for the Millstone segment for the foreseeable future. Therefore, Millstone’s goodwill was determined to be fully impaired.

In conjunction with the Millstone goodwill impairment, Folgers reviewed its remaining related assets. As a result, Folgers adjusted the remaining useful life of its store-set equipment installed at Safeway locations that it expected would not be recovered, resulting in $1.5 of accelerated amortization expense in fiscal 2007. Folgers also assessed the realizability of all other long-term Millstone dedicated assets (primarily store-set equipment and direct-store delivery trucks) and concluded that no other impairments existed as the estimated fair value of such items approximated carrying value.

There is no goodwill associated with the Commercial segment.

Note 7. Supplemental Financial Information

Selected components of accrued expenses and other liabilities are set forth below:

	Fiscal 2008	Fiscal 2007
Marketing and promotion	$25.9	$25.0
Tax contingencies	—	22.7
Compensation expenses	10.4	10.1
Other	11.8	12.1

	$48.1	$69.9

Note 8. Short-term and Long-term Debt

From time to time, Folgers enters into service and supply arrangements with certain vendors, pursuant to which vendors procure specialized machinery and equipment dedicated to satisfying minimum production levels which Folgers is obligated to purchase. Folgers accounts for such arrangements as capital leases in accordance with SFAS 13, “Accounting for Leases,” which requires the capitalization of related amounts in property, plant and equipment with an offsetting amount recorded as a liability. Folgers had total obligations of $7.8 ($1.0 due within one year; $6.8 long-term debt) and $14.8 ($8.1 due within one year; $6.7 long-term debt) as of June 30, 2008 and June 30, 2007, respectively.

Note 9. Risk Management Activities

Folgers is exposed to market risks, primarily related to commodity prices. To manage the volatility related to these exposures, Folgers enters into various financial transactions, some of which qualify for hedge accounting under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted. The utilization of these financial transactions is governed by Folgers’ policies covering acceptable counterparty exposure, instrument types and other hedging practices. Folgers does not hold or issue derivative financial instruments for speculative trading purposes.

At inception, Folgers formally designates and documents qualifying instruments as hedges of underlying exposures. Folgers formally assesses, both at inception and at least quarterly on an ongoing basis, whether the financial instruments used in hedging transactions are effective at offsetting changes in the purchase price of the related underlying exposure. Fluctuations in the value of these instruments generally are offset by changes in the purchase price of the underlying exposures being hedged. This offset is driven by the high degree of effectiveness between the exposure being hedged and the hedging instrument. Any ineffective portion of a change in the fair value of a qualifying instrument is immediately recognized in earnings.

Commodity Price Management

Certain raw materials utilized in Folgers’ products or production processes are subject to price volatility caused by weather, supply conditions, political and economic variables and other unpredictable factors. The primary hedging programs are for hedging the variability of coffee prices in purchase contracts. In addition, Folgers hedges the purchase of packaging materials and other commodities. To manage the volatility related to anticipated purchases of certain of these materials, Folgers uses futures and options with maturities generally less than one year and swap contracts with maturities up to two years. Some of these market instruments are designated as cash flow hedges of the variability of commodity prices in purchase contracts under SFAS 133. The effective portion of the changes in fair values for these instruments is reported in accumulated other comprehensive income and reclassified into earnings in the same financial statement line item and in the same period or periods during which the hedged transactions affect earnings. Any ineffective portion is charged immediately to earnings.

The accumulated hedging gains/losses held in accumulated other comprehensive income were an unrealized gain of $5.5 as of June 30, 2008 and an unrealized loss of $0.2 as of June 30, 2007. All of the June 30, 2008 balances will be charged to earnings as inventory is sold over the next 12 months.

The effective portion of Folgers’ commodity hedging activity which qualified for hedge accounting treatment reflected in cost of products sold were $2.6 realized gain, $6.2 realized loss and $8.1 realized gain for fiscal 2008, 2007 and 2006, respectively. The ineffective portions of all qualifying hedges were immaterial for all years.

Additionally, certain hedges of coffee prices do not meet the requirements of SFAS 133, as a result the change in values for these hedges is immediately charged to net income. The amounts charged to net income as a component of cost of goods sold for these non-qualifying hedges were $8.1 loss, $1.0 gain and $10.1 loss for fiscal 2008, fiscal 2007 and fiscal 2006, respectively.

Credit Risk

Credit risk arising from the inability of a counterparty to meet the terms of Folgers’ financial instrument contracts, generally is limited to the amounts, if any, by which the counterparty’s obligations exceed its obligations to the counterparty. Folgers has not incurred and does not expect to incur material credit losses on its risk management or other financial instruments.

Foreign Currency Management

Folgers’ operations and sales activities are primarily located in the United States, with some operations in Canada. Transactions are primarily denominated in U.S. dollars. All green coffee bean contracts are denominated in U.S. dollars.

Note 10. Stock-Based Compensation

Certain of Folgers’ employees have been granted P&G stock options under P&G’s primary stock-based compensation plan. Under this plan, stock options are granted annually to key managers with exercise prices equal to the market price of the underlying common stock on the date of grant. Grants issued under this plan vest after three years and have a 10-year life. Grants issued from July 1998 through August 2002 vest after three years and have a 15-year life, while grants issued prior to July 1998 vest after one year and have a 10-year life. In addition to the grants made to key managers, a certain number of Folgers’ employees have been granted a small number of P&G stock options for which vesting terms and option periods are not substantially different. There are additionally other grants of small amounts of restricted stock and restricted stock units which are generally expensed at grant date.

Total stock-based compensation expense for stock option grants, restricted stock and restricted stock units was $3.5, $3.6 and $3.6 for fiscal 2008, fiscal 2007 and fiscal 2006, respectively.

In calculating the compensation expense for options granted a binomial lattice-based model was utilized for the valuation of stock option grants. Assumptions utilized in the model, which are evaluated and revised, as necessary, to reflect market conditions and experience, were as follows:

Years ended June 30	Fiscal 2008	Fiscal 2007	Fiscal 2006
Interest rate	1.3%-3.8%	4.3%-4.8%	4.5%-4.7%
Weighted average interest rate	3.4%	4.5%	4.6%
Dividend yield	1.9%	1.9%	1.9%
Expected volatility	19%-25%	16%-20%	15%-20%
Weighted average volatility	20%	19%	19%
Expected life in years	8.3	8.7	8.7

Because lattice-based option valuation models incorporate ranges of assumptions for inputs, those ranges are disclosed in the preceding table. Expected volatilities are based on a combination of historical volatility of P&G common stock and implied volatilities of call options on P&G common stock. Folgers uses historical data to estimate option exercise and employee termination patterns within the valuation model. The expected term of options granted is derived from the output of the option valuation model and represents the average period of time that options granted are expected to be outstanding. The interest rate for periods within the contractual life of the options is based on the U.S. Treasury yield curve in effect at the time of grant.

The following table summarizes stock option activity under the P&G plans as it relates to employees of Folgers:

	Options	Weighted Avg. Exercise Price	Weighted Avg. Remaining Contractual Life in Years	Aggregate Intrinsic Value
	Options and intrinsic value in thousands
Balance, June 30, 2005	1,968	$42.53
Granted	222	59.75
Exercised	(104)	32.90
Transfers In/(Out)	(300)	42.43

Balance, June 30, 2006	1,786	45.30	7.6	$19,342

Granted	208	63.07
Exercised	(116)	37.45
Transfers In/(Out)	(390)	46.46

Balance, June 30, 2007	1,488	48.35	7.1	$19,470

Granted	167	66.47
Exercised	(169)	41.06
Canceled	(2)	44.77
Transfers In/(Out)	172	49.94

Balance, June 30, 2008	1,656	49.44	7.0	$20,171

Exercisable, June 30, 2006	1,070	39.44	7.1	$17,301
Exercisable, June 30, 2007	934	42.12	6.2	$17,819
Exercisable, June 30, 2008	1,117	42.96	6.3	$19,927

The weighted average grant-date fair value of options granted was $16.09, $17.34 and $16.32 per share in fiscal 2008, fiscal 2007 and fiscal 2006, respectively. The total intrinsic value of options exercised was $4.5, $2.9 and $2.6 in fiscal 2008, fiscal 2007 and fiscal 2006, respectively. The total grant-date fair value of options that vested during fiscal 2008, fiscal 2007 and fiscal 2006 was $3.3, $4.3 and $4.6, respectively.

At June 30, 2008, there was $3.3 of compensation cost that has not yet been recognized related to non-vested stock options. That cost is expected to be recognized over a remaining weighted average period of 1.8 years under the ongoing P&G plan. However, at the time of Folgers’ separation from P&G, these costs will be accelerated and recognized by P&G.

Note 11. Post-retirement Benefits

Certain employees of Folgers participate in P&G’s defined contribution pension and post-retirement medical plans. These plans are accounted for by Folgers as multi-employer plans which require Folgers to expense its annual contributions.

P&G has defined contribution plans which cover the majority of its U.S. employees, including the employees of Folgers. These plans are fully funded. P&G generally makes contributions to participants’ accounts based on individual base salaries and years of service. For the primary U.S. defined contribution plan, the contribution rate is set annually. Total contributions for this plan approximated 15% of total participants’ annual wages and salaries in fiscal 2008, 2007 and 2006. Pension expenses allocated to Folgers were $9.7 in fiscal 2008, $11.0 in fiscal 2007 and $11.0 in fiscal 2006.

P&G also provides certain other retiree benefits, primarily health care and life insurance, for the majority of the U.S. employees who become eligible for these benefits when they meet minimum age and service requirements. Generally, the health care plans require cost sharing with retirees and pay a stated percentage of expenses, reduced by deductibles and other coverages. Retiree benefits expenses allocated to Folgers were $2.3 in fiscal 2008, $2.3 in fiscal 2007 and $3.1 in fiscal 2006.

Note 12. Income Taxes

Folgers is included in P&G’s consolidated tax return. Folgers accounts for income taxes under the separate return method. Under this approach, Folgers determines its tax liability and deferred tax assets and liabilities as if it were filing a separate tax return.

Under SFAS 109, “Accounting for Income Taxes,” income taxes are recognized for the amount of taxes payable for the current year and for the impact of deferred tax liabilities and assets, which represent future tax consequences of events that have been recognized differently in the financial statements than for tax purposes. Deferred tax assets and liabilities are established using the enacted statutory tax rates and are adjusted for any changes in such rates in the period of change.

The income tax provision consisted of the following:

Years ended June 30	Fiscal 2008	Fiscal 2007	Fiscal 2006
CURRENT TAX EXPENSE
U.S. federal	$118.9	$123.3	$92.1
U.S. state and local	12.4	10.1	9.6

	131.3	133.4	101.7
DEFERRED TAX EXPENSE
U.S. federal	(0.6)	0.8	(6.7)
U.S. state and local	0.1	0.1	(0.1)

	(0.5)	0.9	(6.8)

TOTAL TAX EXPENSE	$130.8	$134.3	$94.9

Current tax expense is considered paid as incurred.

A reconciliation of the U.S. federal statutory income tax rate to Folgers’ actual income tax rate is provided below:

Years ended June 30	Fiscal 2008	Fiscal 2007	Fiscal 2006
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
State and local taxes, net of federal benefit	2.4%	2.1%	2.4%
Tax impact of book goodwill write-off	—	5.7%	—
Other	(0.8)%	(0.4)%	(0.3)%

EFFECTIVE INCOME TAX RATE	36.6%	42.4%	37.1%

Deferred income tax assets and liabilities were comprised of the following:

As of June 30	2008	2007
DEFERRED TAX ASSETS
Federal benefit of state taxes	$10.0	$7.9
Inventory	3.1	4.4
Accrued compensation and benefits	2.3	2.5
Accrued marketing and promotion expense	2.5	2.3
Goodwill and other intangible assets	1.1	1.2
Other	0.3	0.3

	19.3	18.6

DEFERRED TAX LIABILITIES
Fixed assets	$51.3	$49.8
Gain on financial transactions	3.1	0.6
Other	0.4	0.5

	54.8	50.9

NET DEFERRED TAX LIABILITIES	$35.5	$32.3

As discussed in Note 3, on July 1, 2007, Folgers adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48). Folgers did not have a cumulative effect adjustment to beginning divisional equity as a result of the adoption of FIN 48. Folgers historically classified unrecognized tax benefits in accrued expenses and other liabilities. As a result of the adoption of FIN 48, unrecognized tax benefits not expected to be paid in the next 12 months were reclassified to tax contingencies.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follow:

Balance at July 1, 2007	19.1
Increases in tax positions for prior years	4.1

Balance at June 30, 2008	23.2

The total amount of unrecognized tax benefits at June 30, 2008 is $23.2, excluding any related accruals for interest and penalties. Included in the total unrecognized tax benefits is $15.0 that, if recognized, would impact the effective tax rate in future periods.

Folgers recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense. Accrued interest and penalties as of June 30, 2008 was $5.5. During the fiscal year ended June 30, 2008 Folgers recognized $1.9 of interest. The amount of unrecognized tax benefits and related interests and penalties that are expected to be paid in the next 12 months are not material.

Folgers files income tax returns in multiple federal, state and local US jurisdictions. Folgers and all subsidiaries participate in the consolidated filings of P&G for Federal and most state jurisdictions. Folgers is subject to examination by the taxing authorities in these jurisdictions, with open tax years generally ranging from 2001 and forward. It is possible that the amount of unrecognized benefit with respect to certain future uncertain tax positions will significantly increase or decrease within the next 12 months. At this time, Folgers is not able to make a reasonable estimate of the range of impact on the balance of unrecognized tax benefits or the impact on the effective tax rate related to these items.

In connection with the contemplated transaction in which Folgers will be acquired by Smucker, Smucker, Folgers and P&G will enter into a tax matters agreement that will govern P&G’s, Smucker’s and Folgers’ respective rights, responsibilities and obligations with respect to both pre- and post-separation periods, including but not limited to, tax liabilities and benefits, the preparation and filing of tax returns, and the control of audits and other tax matters. P&G generally will be required under the tax matters agreement to indemnify Smucker and certain of its affiliates for any taxes attributable to periods prior to the distribution of shares of Folgers common stock held by P&G.

Note 13. Commitments and Contingencies

Purchase Commitments

Folgers has purchase commitments for materials, supplies, services and property, plant and equipment as part of the normal course of business. Commitments made under take-or-pay obligations are $1.9 for fiscal 2009. There are no commitments under take-or-pay obligations after fiscal 2009. Such amounts represent future purchases in line with expected usage to obtain favorable pricing. Due to the proprietary nature of many of Folgers’ materials and processes, certain supply contracts contain penalty provisions for early termination. Folgers does not expect to incur penalty provisions for early termination that would materially affect its financial condition, cash flow or results of operations.

Operating Leases

Folgers leases certain property and equipment for varying periods. Operating lease expense was $1.2, $1.4 and $1.3 in fiscal 2008, 2007 and 2006, respectively. Future minimum rental commitments under non-cancelable operating leases are as follows: fiscal 2009-$0.7, fiscal 2010-$0.3, fiscal 2011-$0.3, fiscal 2012-$0.1, and $0.8 thereafter.

Guarantees

Folgers has not issued any financial guarantees on behalf of suppliers or customers.

Unionized Employees

Folgers has two unionized groups within its workforce, the UAW Local 1805 in New Orleans and the Local Lodge No. 778 of the International Association of Machinists & Aerospace Workers in Kansas City. These unions represent approximately 45% of the Folgers workforce.

Litigation

Folgers is subject to various lawsuits and claims with respect to matters such as governmental regulations, income taxes and other actions arising out of the normal course of business. While considerable uncertainty exists, in the opinion of management and its counsel, the ultimate resolution of the various lawsuits and claims will not materially affect Folgers’ financial position, cash flow or results of operations.

Folgers is also subject to contingencies pursuant to environmental laws and regulations that in the future may require Folgers to take action to correct the effects on the environment of prior manufacturing and waste disposal practices. Based on currently available information, Folgers does not believe the ultimate resolution of environmental remediation will have a material adverse effect on its financial position, cash flow or results of operations.

A class action lawsuit has been initiated in California on behalf of Millstone route drivers alleging violation of certain California wage and hour laws. In Folgers’ opinion, this class action is not reasonably possible of having a material adverse effect on Folgers’ combined financial position, results of operations, or cash flow.

Note 14. Separation of the Coffee Business

On June 4, 2008, The J.M. Smucker Company (“Smucker”) and P&G announced that they entered into a transaction agreement which provides for a business combination involving Smucker and Folgers. In the transaction, P&G expects to contribute certain of the assets and liabilities of its coffee business to Folgers. On the closing date of the transaction, after the contribution described in the preceding sentence, P&G would distribute all of the outstanding shares of Folgers common stock to its participating shareholders in an exchange offer. If the exchange offer is completed but is not fully subscribed, P&G would distribute any remaining shares of Folgers common stock as a pro rata dividend to P&G shareholders.

Immediately after the completion of the exchange offer and delivery by P&G of any remaining shares of Folgers common stock to a distribution agent for distribution to P&G shareholders in a pro rata dividend as described above, a wholly owned subsidiary of Smucker would merge with and into Folgers, with Folgers surviving as a wholly-owned subsidiary of Smucker. In connection with this merger, the shares of Folgers common stock would automatically convert into the right to receive Smucker common shares on a one-for-one basis. The merger is not expected to be a taxable event to Folgers, P&G, or Smucker.

Also on June 4, 2008, Folgers, Bank of America, N.A., Banc of America Securities LLC and Bank of Montreal entered into a commitment letter and fee letter with respect to the provision of $350 of financing as contemplated by the transaction, and subject to execution of loan documentation by March 31, 2009.

As a result of the transaction agreement, a transitional services agreement and tax matters agreement would be entered into between Smucker, Folgers and P&G.

After the merger, Smucker plans to continue to use the name “The J.M. Smucker Company,” and operate the coffee business under the brand names currently utilized in the operation of the coffee business.

Note 15. Hurricane Katrina

Folgers produces most of its Retail and Millstone products at its facilities in New Orleans, Louisiana, which was adversely affected for about two months in fiscal 2006 by the impact of Hurricane Katrina in August 2005, resulting in a substantial decline in Folgers’ net sales for the first half of fiscal 2006 compared to the first half of fiscal 2005. Folgers’ production capacity was restored at the New Orleans facilities in November 2005 and full shipments to customers resumed in December 2005. In addition, Folgers incurred certain one-time expenses in fiscal 2006, which were proportionally allocated between the Retail and Millstone segments, to make repairs to and restart its New Orleans production facilities.

P&G filed an insurance claim for business interruption and property damage (primarily including maintenance, repair and inventory loss) and recorded insurance receipts aggregating $27.3, $32.8, and $33.2 in fiscal 2008, 2007 and 2006 respectively. The insurance receipts were recorded by Folgers within SG&A expense and were proportionally allocated between the Retail and Millstone segments. Although the Commercial segment has minor operations in New Orleans, its primary facilities are located in Kansas City; therefore the Commercial segment was not allocated any of the insurance receipts.

Note 16. Segment Information

Folgers has three reportable segments: Retail, Commercial and Millstone. The Retail segment includes roast and ground coffee products, such as Folgers Classic Roast and Folgers Coffee House Series, single serve coffee products, such as Folgers Instant and Folgers Singles, and gourmet roast and ground coffee products, such as Folgers Gourmet Selections. The Commercial segment includes packaged, roast and ground coffee products sold to foodservice, offices, convenience stores and quick service and casual dining restaurants. The Millstone segment includes Millstone branded coffee, which is distributed primarily through a direct store delivery system to nearly 8,000 retail outlets.

Folgers’ top ten customers collectively represented 58%, 61% and 61% of total net sales in fiscal 2008, fiscal 2007 and fiscal 2006 respectively. Wal-Mart Stores Inc. and its affiliates, Retail’s largest customer, accounted for 29%, 29%, and 28% of total net sales in fiscal 2008, fiscal 2007 and fiscal 2006, respectively.

Folgers had net sales in the United States of $1,698.4, $1,600.7 and $1,456.4 in fiscal 2008, fiscal 2007 and fiscal 2006, respectively. Total long-lived tangible assets in the United States totaled $334.1 and $358.2 as of June 30, 2008 and 2007, respectively.

			Operating Income	Earnings Before Income Taxes	Net Income	Depreciation & Amortization	Capital Expenditures	Total Assets (as of June 30)
Segment Results		Net Sales
Retail	2008	$1,530.4	$338.2	$337.5	$214.1	$28.6	$21.1	$542.8
	2007	1,368.5	359.4	357.9	206.3	28.2	37.9	514.4
	2006	1,203.6	231.5	230.0	144.6	36.9	37.6	486.8

Commercial	2008	117.1	18.7	18.6	11.8	2.0	1.5	50.8
	2007	113.7	13.6	13.5	7.8	2.1	2.9	53.3
	2006	115.5	20.9	20.8	13.1	3.2	3.2	52.0

Millstone	2008	106.7	1.7	1.7	1.1	0.8	0.6	35.4
	2007	161.6	(54.3)	(54.4)	(31.4)	1.2	1.6	50.4
	2006	178.2	5.1	4.9	3.1	1.9	1.9	117.1

Total	2008	1,754.2	358.6	357.8	227.0	31.4	23.2	629.0
	2007	1,643.8	318.7	317.0	182.7	31.5	42.4	618.1
	2006	1,497.3	257.5	255.7	160.8	42.0	42.7	655.9

Note 17. Quarterly Financial Data (Unaudited)

		Sept 30	Dec 31	Mar 31	June 30	Total
Net Sales	Fiscal 2008	$401.0	$535.7	$437.6	$379.9	$1,754.2
	Fiscal 2007	360.6	499.9	386.2	397.1	1,643.8

Gross Margin	Fiscal 2008	138.2	179.4	136.2	136.4	590.2
	Fiscal 2007	131.8	188.2	138.8	159.5	618.3

Operating Income	Fiscal 2008	101.6	111.2	71.4	74.4	358.6
	Fiscal 2007	56.3	56.8	109.3	96.3	318.7

Net Income	Fiscal 2008	64.3	70.5	45.3	46.9	227.0
	Fiscal 2007	35.4	29.2	62.6	55.5	182.7

Folgers recognized a goodwill impairment charge of $57.9 during the quarter ended December 31, 2006 related to the Millstone segment. P&G filed an insurance claim for business interruption and property damage (primarily including maintenance, repair, and inventory loss) related to Hurricane Katrina. P&G recorded, within SG&A, insurance receipts associated with this claim aggregating $27.3 million in the quarter ended September 30, 2007 and $32.8 in the quarter ended March 31, 2007.